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EXHIBIT 23e(1)

                             DISTRIBUTION AGREEMENT

                                     between

                              DOMINION FUNDS, INC.
                      (Dominion Insight Growth Fund Series)

                                       and

                            RUSHMORE SECURITIES, INC.



         THIS AGREEMENT made this 1st day of March, 2001, by and between Dominion Funds, Inc., a Texas corporation (the "Company"), with respect to its Dominion Insight Growth Fund Series (the "Fund"), and Rushmore Securities, Inc., a Texas corporation (the "Distributor").

WITNESSETH:

         In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows;

         FIRST: The Company on behalf of the Fund hereby appoints the Distributor as its exclusive agent for the sale of shares of the Fund to the public through investment dealers in the United States and throughout the world.

         SECOND: The Company shall not sell any shares of the Fund except through the Distributor and under the terms and conditions set forth in paragraph FOURTH below. Notwithstanding the provisions of the foregoing sentence, however:

         (A) the Company may issue shares of the Fund to any other investment company or personal holding company, or to the shareholders thereof, in exchange for all or a majority of the shares of any such company; and

         (B) the Company may issue shares of the Fund at their net asset value in connection with certain classes of transactions or to certain classes of person, in accordance with Rule 22d-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), provided that any such class is specified in the then current prospectus of the Fund.


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         THIRD: The Distributor hereby accepts appointment as exclusive agent for the sale of the shares of the Fund and agrees that is will use its best efforts to sell such shares; provided, however, that:

         (A) the Distributor may, and when requested by the Company on behalf of the Fund shall, suspend its efforts to effectuate such sales at any time when, in the opinion of the Distributor or of the Company, no sales should be made because of market or other economic considerations or abnormal circumstances of any kind; and

         (B) the Company may withdraw the offering of the shares of the Fund ((i)) at any time with the consent of the Distributor, or (ii) without such consent when so required by the provisions of any statute or of any order, rule or regulation of any governmental body having jurisdiction. It is mutually understood and agreed that the Distributor does not undertake to sell any specific amount of the shares of the Fund. The Company shall have the right to specify minimum amounts for initial and subsequent orders for the purchase of Fund shares.

         FOURTH:

         (A) The public offering price of shares of the Fund (the "offering price') shall be the net asset value per share plus a sales charge. Net asset value per share shall be determined in accordance with the provisions of the then current prospectus of the Fund. The sales charge shall be established by the Distributor, may reflect scheduled variations in, or the elimination of, sales charges on sales of the Fund's shares either generally to the public, or to any specified class of investors or in connection with any specified class of transactions, in accordance with Rule 22d-1 under the 1940 Act and as set forth in the then current prospectus of the Fund. The Distributor shall apply any scheduled variation in, or elimination of, the selling commission uniformly to all offerees in the class specified.

         (B) The Fund shall allow directly to investment dealers through whom shares of the Fund are sold portion of the sales charge as may be payable to them and specified by the Distributor up to but not exceeding the amount to the total sales charge. The difference between any commissions so payable to investment dealers and the total sales charges included in the offering price shall be paid to the Distributor.

         (C) No provision of this Agreement shall be deemed to prohibit any payments by the Fund to the Distributor or by the Fund or the Distributor to investment dealers through whom the shares of the Fund are sold where such payments are made under a distribution plan adopted by the Company of behalf of the Fund pursuant to Rule 12b-1 under the 1940 Act.

         FIFTH: The Distributor shall act as agent tot he Company on behalf of the Fund in connection with the sale of shares of the Fund. Except with respect to such sales, the Distributor shall act as principal in all matters relating to the promotion of the sale of shares of the Fund and shall enter into all of its own engagements, agreements and


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contracts as principal on its own account. The Distributor may enter into
Selected Dealer Agreements with investment dealers selected by the Distributor, authorizing such investment dealers to offer and sell shares of the Fund to the public upon the terms and conditions set forth therein, which shall not be inconsistent with the provisions of this Agreement. Each Selected Dealer Agreement shall provide that the investment dealer shall act as a principal on its own account, and not as an agent of the Company on behalf of the Fund.

         SIXTH:   The Fund shall bear:

         (A) the expenses of qualification of shares of the Fund for sale in connection with such public offerings in such states as shall be selected by the Distributor, and of continuing the qualification therein until the Distributor notifies the Company that it does not with such qualification continued; and

         (B) all legal expenses in connection with the foregoing.

         SEVENTH:

         (A) The Fund shall bear the expenses of printing and distributing the Fund's prospectuses and statements of additional information (including supplements thereto) relating to public offerings made by the Distributor pursuant to this Agreement, and any other promotional or sales literature used by the Distributor or furnished by the Distributor to dealers in connection with such public offerings.

         (B) The Distributor may be reimbursed for all or a portion of such expenses to the extent permitted by a distribution plan adopted by the Company on behalf of the Fund pursuant to Rule 12b-1 under the 1940 Act.

         EIGHTH: The Distributor will accept orders for the purchase of shares of the Fund only to the extent of purchase orders actually received and not in excess of such orders, and it will not avail itself of any opportunity of making a profit by expediting or withholding orders.

         NINTH: The company, on behalf of the Fund, and the Distributor shall each company with all applicable provisions of the 1940 Act, the Securities Act of 1933 and of all other federal and state laws, rules and regulations governing the issuance and sale of shares of the Fund.

         TENTH:

         (A) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Distributor, the Company on behalf of the Fund agrees to indemnify the Distributor against any and all claims, demands, liabilities and expenses with the Distributor may incur under the Securities Act of 1933, or common law or otherwise, arising out of or based upon any alleged untrue


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statement of a material fact contained in any registration statement or prospectus of the Fund, or any omission to state a material fact therein, the omission of which makes any statement contained therein misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Company or Fund in connection therewith by or on behalf of the Distributor. The Distributor agrees to indemnify the Company and the Fund against any and all claims, demands, liabilities and expenses which the Company or the Fund may incur arising out of or based upon any act or deed of the Distributor or its sales representatives which has not been authorized by the Company or the Fund in its prospectus or in this Agreement.

         (B) The Distributor agrees to indemnify the Company and the Fund against any and all claims, demands, liabilities and expenses which the Company or the Fund may incur under the Securities Act of 1933, or common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in any registration statement or prospectus of the Fund, or any omission to state a material fact there in if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Company or the Fund in connection therewith by or on behalf of the Distributor.

         (C) Notwithstanding any other provision of this Agreement, the Distributor shall not be liable for any errors of the Fund's transfer agent(s), or for any failure of any such transfer agent to perform its duties.

         ELEVENTH: This Agreement shall become effective at the close of business on the date hereof, shall have an initial term of two (2) years from the date hereof, and shall continue in force and effect from year to year thereafter, provided, that such continuance is specifically approved at least annually (a)(i) by the Board of Directors of the Company or (ii) by the vote of a majority of the Fund's outstanding voting securities ( as defined in Section 2(a)(42) of the 1940 Act), and (b) by vote of majority of the Company's directors who are not parties to this Agreement or "interested persons" (as defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement cast in person at a meeting called for such purpose.

         THIRTEENTH:

         (A) This Agreement may be terminated at any time, with out the payment of any penalty, by vote of the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on sixty (60) days' written notice to the other party.

         (B) This Agreement shall automatically terminate in the event of its assignment, the term "assignment" having the meaning set forth in
Section 2(a)(4) of the 1940 Act.


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         FOURTEENTH: Any notice under this Agreement shall be in writing, addressed and delivered, or mailed postage prepaid, to the other party at such address as the other party may designate for the receipt of notices. Until further notice to the other party, it is agreed that the addresses of both the Company and the Distributor shall be 5000 Quorum Drive, Suite 620, Dallas, Texas 75240.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate on the day and year first above written.


DOMINION FUNDS, INC.
On behalf of its Dominion Insight Growth Fund Series


By: /s/
         President



RUSHMORE SECURITIES, INC.



By: /s/
         President


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